Exhibit 21

SUBSIDIARIES OF CARIBOU COFFEE COMPANY, INC.

Name

Caribou Coffee Development Company, Inc.

Caribou MSP Airport

Caribou on Piedmont, Inc.

Caribou Ventures

Arabica Funding, Inc.